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                                                                   EXHIBIT 23.01

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Cardinal Health, Inc. of our report (which contains an explanatory paragraph relating to Bindley Western's restatement for purchase accounting as described in Note 3 to the financial statements) dated March 21, 2000, except as to Note 5, which is as of December 13, 2000 and Note 3 and Note 20, which are as of December 15, 2000, relating to the financial statements, which appears in Bindley Western's Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Independent Public Accountants" in such Registration Statement.

                                          /s/ PricewaterhouseCoopers LLP

Indianapolis, Indiana
January 8, 2001